UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2015

ATLAS ENERGY GROUP, LLC

(Exact name of registrant specified in its charter)

Delaware	001-36725	45-3741247
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (412) 489-0006

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On August 10, 2015, Atlas Energy Group, LLC (NYSE: ATLS) (the “Company”) and New Atlas Holdings, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (the “Borrower”), entered into a Credit Agreement with Riverstone Credit Partners, L.P., as administrative agent, and the lenders from time to time party thereto (the “Credit Agreement”).

The Credit Agreement provides for, upon satisfaction of the conditions precedent set forth therein, a secured term loan facility in an aggregate principal amount of $82.7 million (the “Term Loan Facility”). The Term Loan Facility matures on the fifth anniversary of the date on which all of the conditions to funding the loans under the Term Loan Facility have been satisfied.

The Borrower’s obligations under the Term Loan Facilities will be secured on a first priority basis by security interests in substantially all of the assets of the Borrower and each of the Company, Atlas Lightfoot, LLC and any other material subsidiary of the Company that later guarantees indebtedness under the Term Loan Facilities (the “Guarantors” and together with the Borrower, the “Loan Parties”), including all equity interests directly held by the Borrower or any Guarantor and all tangible and intangible property of the Borrowers and the Guarantors (subject to certain customary exclusions and exceptions).

Borrowings under the Term Loan Facility will bear interest, at the Borrower’s option, at either (i) LIBOR plus 7.0% (“Eurodollar Loans”) or (ii) the highest of (a) the prime rate, (b) the federal funds rate plus 0.50%, (c) one-month LIBOR plus 1.0% and (d) 2.0%, each plus 6.0% (an “ABR Loan”). Interest is generally payable at interest payment periods selected by the Borrower for Eurodollar Loans and quarterly for ABR Loans.

The Borrower has the right at any time to prepay any borrowings outstanding under the Term Loan Facility, subject to the payment of a prepayment premium specified therein. Subject to certain exceptions, the Borrower may also be required to prepay all or a portion of the Term Loan Facilities in certain instances, including the following:

•	at the end of each fiscal quarter, the Borrower must repay the Term Loan Facility in an amount equal to: (i) if the Total Leverage Ratio (as defined in the Credit Agreement) is equal to or greater than 3.50:1.00, 100% of Distributable Cash (as defined in the Credit Agreement), (ii) if the Total Leverage Ratio is equal to or greater than 3.00:1.00 but less than 3.25:1.00, 75% of Distributable Cash, (iii) if the Total Leverage Ratio is equal to or greater than 2.75:1.00 but less than 3.00:1.00, 50% of Distributable Cash, (iv) if the Total Leverage Ratio is equal to or greater than 2.50:1.00 but less than 2.75:1.00, 25% of Distributable Cash, and (v) if the Total Leverage Ratio is less than 2.50:1.00, 0% of Distributable Cash.

•	if, at any time after June 30, 2016, the Asset Coverage Ratio is less than 2.00 to 1.00, the Borrower must prepay the Term Loan Facility in an aggregate principal amount necessary to achieve an Asset Coverage Ratio of greater than 2.00 to 1.00; the Asset Coverage Ratio is equal to the ratio of the Asset Value (the sum of the discounted net present values of the Loan Parties’ oil and gas properties, cash and cash equivalents, and the values of certain equity interests of Atlas Resource Partners, L.P., Atlas Lightfoot, LLC, Atlas Growth Partners, L.P. and certain other midstream and upstream companies, determined as set forth in the Credit Agreement) to Total Funded Debt (as defined in the Credit Agreement);

•	if the Company or any restricted subsidiary of the Company disposes of property or assets (including equity interests) to a person other than a Loan Party or receives insurance or condemnation proceeds following a casualty event, the Borrower must repay the Term Loan Facilities in an aggregate principal amount equal to 100% of the net cash proceeds from such disposition or casualty event; and

•	if the Company or any restricted subsidiary of the Company issues or incurs any debt or issues any equity, the Borrower must repay the Term Loan Facilities in an aggregate principal amount equal to 100% of the net cash proceeds of such issuances or incurrences of debt or issuances of equity.

The Credit Agreement contains customary covenants that limit the Borrower’s ability to incur additional indebtedness, grant liens, make loans or investments, make distributions if a default exists or would result from the distribution, merge into or consolidate with other persons, enter into swap agreements that do not conform to specified terms or that exceed specified amounts, or engage in certain asset dispositions. The Credit Agreement also requires that (a) the Total Leverage Ratio not be greater than 4.00 to 1.00, beginning with the fiscal quarter ending March 31, 2016; (b) the Borrower have liquidity of not less than $5 million at the end of each fiscal quarter, beginning with the fiscal quarter ending December 31, 2015; and (c) the Asset Coverage Ratio not be less than 1.75:1.00 during the period from September 30, 2015 to June 30, 2016.

This summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement filed as Exhibit 10.1 to this report, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

Exhibit 10.1	Credit Agreement, dated as of August 10, 2015, among Atlas Energy Group, LLC, New Atlas Holdings, LLC, the lenders party thereto and Riverstone Credit Partners, L.P., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS ENERGY GROUP, LLC

Dated: August 14, 2015	By:	/s/ Sean McGrath
		Name:	Sean McGrath
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Credit Agreement, dated as of August 10, 2015, among Atlas Energy Group, LLC, New Atlas Holdings, LLC, the lenders party thereto and Riverstone Credit Partners, L.P., as administrative agent.